Exhibit 99.1
                             AURORA GOLD CORPORATION

  NEWS RELEASE 04-2006                                         February 27, 2006

                                                                Trading Symbols:
                                                               NASD OTC BB: ARXG
                                                     FRANKFURT: A4G.FSE, A4G.ETR
                                                          BERLIN-BREMEN: A4G.BER


                                  NEWS RELEASE
                                  ------------


AURORA GOLD CORPORATION ANNOUNCES THE APPOINTMENT OF KLAUS ECKHOF AS THE NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

Balcatta,  WA, Australia, - February 27, 2006 - (NASD OTC BB: "ARXG"; FRANKFURT:
"A4G.FSE", "A4G.ETR"; BERLIN-BREMEN: "A4G.BER") Aurora Gold Corporation, a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Par , Brazil announces the appointment of Klaus Peter Eckhof as President and Chief Executive Officer of the Company effective February 27, 2006.

"As a result of Mr. Eckhof's efforts since being appointed a director of the Company in July 2005, the Company has acquired a number of significant mineral exploration properties in the Tapajos Gold Province, State of Par , Brazil and has been responsible for the current successful financing of the Company" states Mr. A. Cameron Richardson, the Company's former President and CEO, who will assume his new role as Chief Financial Officer and remain a director. "These property acquisitions and financings combined with Mr. Eckhof's proven track record of acquisition, exploration and development of mineral properties worldwide over his career will greatly facilitate our goal to acquire, explore, develop and put into production mineral properties."

Mr. Eckhof is a graduate geologist from the University of Munich, Germany and a member of the Australian Institute of Mining and Metallurgy. After immigrating to Australia in 1988, Mr. Eckhof worked for Mount Edon Gold Mines (Aust) Limited, a junior exploration company. As a Project Geologist and Business Development manager, he delineated approximately 3 million ounces of gold, including the Tarmoola gold mine. Mount Edon Gold Mines (Aust) NL brought the Tarmoola gold mine into production in May 1990, with a treatment plant capacity of 0.6Mtpa. In April 1997, Camelot Resources NL and Teck Corporation took over Mount Edon Gold Mines (Aust) NL.

In 1996, Mr. Eckhof founded Lafayette Mining Ltd., which acquired and advanced a project that is now moving into production in the Philippines. During this time Mr. Eckhof also founded Spinifex Gold Limited, which delineated 2.5 million ounces of gold in the Lake Victoria Region of Tanzania. Spinifex was subsequently taken over by Gallery Gold Ltd in October 2003.

During 2003, Mr. Eckhof became president of Equs Limited which during 2003 entered into two heads of agreement subject to the completion of due diligence to earn interests in mineral concessions in the north- east Democratic Republic of Congo over the area encompassing the famous Moto Project, and to the south and east the area of the Kasai Projects.

Equs changed its name to Moto Gold Mines Limited in 2004, and in the past 20 months, the company has increased it's resources from 400,000 ounces of gold to over 11 Million Ounces of gold. During this time the company's market capitalization, fully diluted, has increased from AU$ 4 Million to current levels of more than AU$ 500 Million.

In his role as President and Chief Executive Officer, Mr. Eckhof will be responsible for managing all aspects of the Company, especially the acquisition of mineral properties and the exploration, drill programs and budgets for the newly acquired gold exploration projects in the Tapajos Gold Province, State of Par , Brazil. Further, he will assume the lead role in raising funds and communicating with shareholders.

Aurora Gold Corporation is a mineral exploration company focusing on its newly acquired gold exploration projects in the Tapajos Gold Province, State of Par , Brazil whose stock trades under the symbol "ARXG" on the NASD OTC Bulletin Board in the United States of America, and under the symbols "A4G.FSE" and "A4G.ETR" on the Frankfurt and "A4G.BER" on the Berlin-Bremen Stock Exchanges in Germany.

For Further information, please call Klaus Eckhof at
Phone:          (+61)  8 9240-2836
Mobile:         (+61)  411-148-209
30 Ledger Road, Balcatta, WA, 6021 Australia
Website:        aurora-gold.com

ON BEHALF OF THE BOARD

"Klaus Eckhof"

Klaus Eckhof
President, CEO and Director

This  press  release includes "Forward-Looking Statements" within the meaning of
Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the heading "Risk Factors" and elsewhere in the Company's documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. All dollar amounts are expressed in US dollars unless otherwise stated.